PEACHTREE ALTERNATIVE STRATEGIES FUND

Institutional Shares

Supplement dated March 7, 2025 to the Prospectus,

dated August 28, 2024, as supplemented

This Supplement provides new and additional information beyond that in, and should be read in conjunction with, the Fund’s Prospectus.

Investment Adviser Change in Control

HB Wealth Management, LLC (the “Adviser”), the investment adviser to the Peachtree Alternative Strategies Fund (the “Fund”), has sold a minority ownership interest in its firm to TPG Growth, a leading global alternative asset manager with an extensive track record in private equity, a diversified portfolio, and a differentiated approach based on innovation, organic growth, and a culture of openness and collaboration, in a transaction that closed on November 15, 2024 (the “Transaction”). Upon the closing of the Transaction, the Adviser began serving as the interim investment adviser to the Fund pursuant to an interim investment advisory agreement between the Fund and the Adviser (the “Interim Advisory Agreement”) that became effective as of that date. An interim expense limitation agreement between the Fund and the Adviser (the “Interim ELA”) and an interim management fee waiver agreement between the Fund and the Adviser (the “Interim Fee Waiver”) also became effective as of November 15, 2024.

The Adviser does not expect any interruption of the Fund’s daily business as a result of the consummation of the Transaction. The Fund’s portfolio managers, Ford Donohue and Stephanie Lang, will continue managing the Fund without interruption and there will be no changes to the Fund’s portfolio management, investment objectives, principal investment strategies or principal risks.

New Investment Advisory Agreement, New Expense Limitation Agreement and New Management Fee Waiver Agreement

Pursuant to the investment advisory agreement between the Fund and the Adviser in effect prior to November 15, 2024 (the “Previous Advisory Agreement”), the Adviser served as investment adviser to the Fund. Because the 1940 Act presumptively defines the owner of a greater than 25% voting interest in a company as a control person of that company, the consummation of the Transaction resulted in a change of control of the Adviser. Under the 1940 Act and the terms of the Previous Advisory Agreement, the consummation of the Transaction constituted an assignment of the Previous Advisory Agreement, resulting in its immediate termination.

A new investment advisory agreement between the Fund and the Adviser (the “New Advisory Agreement”) was approved by the Fund’s Board of Trustees at a meeting held on October 25, 2024 and by the shareholders of the Fund at a meeting held on March 4, 2025. The New Advisory Agreement became effective on March 4, 2025 and replaced the Interim Advisory Agreement. There are no material differences among the Previous Advisory Agreement, the Interim Advisory Agreement and the New Advisory Agreement with respect to the services provided by the investment adviser and the management fees paid to the investment adviser. There are no changes to the investment objectives or principal investment strategies of the Fund or the composition of the Fund’s portfolio management team.

In addition, a new expense limitation agreement (the “New ELA”) between the Fund and the Adviser became effective on March 4, 2025 and replaced the Interim ELA, and a new management fee waiver agreement (the “New Fee Waiver”) between the Fund and the Adviser became effective on March 4, 2025. The substantive terms of the New ELA are identical to those of the Interim ELA and the expense limitation agreement previously in effect between the Fund and the Adviser, other than the dates of effectiveness and termination. The substantive terms of the New Fee Waiver are identical to those of the Interim Fee Waiver and the management fee waiver agreement previously in effect between the Fund and the Adviser, other than the dates of effectiveness and termination.

Changes to Prospectus

The changes described below to the Fund’s Prospectus are effective immediately.

All references in the Prospectus to the expiration date of the Expense Limitation Agreement are changed from August 31, 2025 to August 31, 2027.

All references in the Prospectus to the expiration date of the Management Fee Waiver Agreement are changed from April 30, 2026 to April 30, 2027.

In the sub-section entitled “Investment Adviser” within the section entitled “Management” on page 30 of the Prospectus, the first paragraph is deleted in its entirety and replaced with the following:

HB Wealth Management, LLC, 3550 Lenox Rd. NE, Suite 2700, Atlanta, GA, 30326, serves as the investment adviser to the Fund. The Adviser has operated as an SEC-registered investment adviser since November 2021. The Adviser provides investment advisory services to private investment funds in addition to the Fund. As of December 31, 2024, the Adviser had $17 billion in assets under management. Andrew Berg, Adam Fuller, Andrew Klepchick, Sammy Grant, David Trujillo, Jenny Tu, Robert Mulcare, Robert Roberts, Thomas Carroll, Travis McKinney, Kyle Glenn, James Hennessy, Kruti Bolick, H&B, HBWM Holdings, LLC, HBWM Intermediate, LLC, HBWM Intermediate II, LLC, TPG Growth VI Heritage, L.P, and TPG Growth VI DE AIV GenPar I, L.P. collectively are the controlling principals of the Adviser.

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For more information, or to obtain a copy of the Fund’s Prospectus free of charge, please contact (800) 657-3812.

This Supplement and the Fund’s Prospectus provide relevant information for all shareholders and should be retained for future reference.

PEACHTREE ALTERNATIVE STRATEGIES FUND

Institutional Shares

Supplement dated March 7, 2025 to the Statement of Additional Information (“SAI”),

dated August 28, 2024, as supplemented

This Supplement provides new and additional information beyond that in, and should be read in conjunction with, the Fund’s SAI.

Investment Adviser Change in Control

HB Wealth Management, LLC (the “Adviser”), the investment adviser to the Peachtree Alternative Strategies Fund (the “Fund”), has sold a minority ownership interest in its firm to TPG Growth, a leading global alternative asset manager with an extensive track record in private equity, a diversified portfolio, and a differentiated approach based on innovation, organic growth, and a culture of openness and collaboration, in a transaction that closed on November 15, 2024 (the “Transaction”). Upon the closing of the Transaction, the Adviser began serving as the interim investment adviser to the Fund pursuant to an interim investment advisory agreement between the Fund and the Adviser (the “Interim Advisory Agreement”) that became effective as of that date. An interim expense limitation agreement between the Fund and the Adviser (the “Interim ELA”) and an interim management fee waiver agreement between the Fund and the Adviser (the “Interim Fee Waiver”) also became effective as of November 15, 2024.

The Adviser does not expect any interruption of the Fund’s daily business as a result of the consummation of the Transaction. The Fund’s portfolio managers, Ford Donohue and Stephanie Lang, will continue managing the Fund without interruption and there will be no changes to the Fund’s portfolio management, investment objectives, principal investment strategies or principal risks.

New Investment Advisory Agreement, New Expense Limitation Agreement and New Management Fee Waiver Agreement

Pursuant to the investment advisory agreement between the Fund and the Adviser in effect prior to November 15, 2024 (the “Previous Advisory Agreement”), the Adviser served as investment adviser to the Fund. Because the 1940 Act presumptively defines the owner of a greater than 25% voting interest in a company as a control person of that company, the consummation of the Transaction resulted in a change of control of the Adviser. Under the 1940 Act and the terms of the Previous Advisory Agreement, the consummation of the Transaction constituted an assignment of the Previous Advisory Agreement, resulting in its immediate termination.

A new investment advisory agreement between the Fund and the Adviser (the “New Advisory Agreement”) was approved by the Fund’s Board of Trustees at a meeting held on October 25, 2024 and by the shareholders of the Fund at a meeting held on March 4, 2025. The New Advisory Agreement became effective on March 4, 2025 and replaced the Interim Advisory Agreement. There are no material differences among the Previous Advisory Agreement, the Interim Advisory Agreement and the New Advisory Agreement with respect to the services provided by the investment adviser and the management fees paid to the investment adviser. There are no changes to the investment objectives or principal investment strategies of the Fund or the composition of the Fund’s portfolio management team.

In addition, a new expense limitation agreement (the “New ELA”) between the Fund and the Adviser became effective on March 4, 2025 and replaced the Interim ELA, and a new management fee waiver agreement (the “New Fee Waiver”) between the Fund and the Adviser became effective on March 4, 2025. The substantive terms of the New ELA are identical to those of the Interim ELA and the expense limitation agreement previously in effect between the Fund and the Adviser, other than the dates of effectiveness and termination. The substantive terms of the New Fee Waiver are identical to those of the Interim Fee Waiver and the management fee waiver agreement previously in effect between the Fund and the Adviser, other than the dates of effectiveness and termination.

Changes to SAI

The changes described below to the Fund’s SAI are effective immediately.

All references in the SAI to the expiration date of the Expense Limitation Agreement are changed from August 31, 2025 to August 31, 2027.

All references in the SAI to the expiration date of the Management Fee Waiver Agreement are changed from April 30, 2026 to April 30, 2027.

In the section entitled “Investment Advisory Services” on page 20 of the SAI, the last paragraph is deleted in its entirety and replaced with the following:

Andrew Berg, Adam Fuller, Andrew Klepchick, Sammy Grant, David Trujillo, Jenny Tu, Robert Mulcare, Robert Roberts, Thomas Carroll, Travis McKinney, Kyle Glenn, James Hennessy, Kruti Bolick, H&B, HBWM Holdings, LLC, HBWM Intermediate, LLC, HBWM Intermediate II, LLC, TPG Growth VI Heritage, L.P, and TPG Growth VI DE AIV GenPar I, L.P. collectively are the controlling principals of the Adviser. Stephanie Lang is the CIO of the Adviser and is the Fund’s Interested Trustee.

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For more information, or to obtain a copy of the Fund’s SAI free of charge, please contact (800) 657-3812.

This Supplement and the Fund’s SAI provide relevant information for all shareholders and should be retained for future reference.